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                                                                   EXHIBIT 11.01

                              OCULAR SCIENCES, INC.

   STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE (BASIC AND DILUTED)


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                                                                  Three Months Ended                   Six Months Ended
                                                                      June 30,                             June 30,
                                                         ----------------------------------    ----------------------------------
                                                             1998                 1997              1998                 1997
                                                         -------------        -------------    -------------        -------------
Net income per share (basic):

     Net income                                          $   7,390,000        $   4,917,000    $  13,234,000        $   6,719,000
                                                         =============        =============    =============        =============

     Weighted average common shares outstanding             22,302,477           16,583,323       22,112,282           16,572,547
                                                         =============        =============    =============        =============

     Net income per share (basic)                        $        0.33        $        0.30    $        0.60        $        0.41
                                                         =============        =============    =============        =============

Net income per share (diluted):

     Net income (diluted)                                $   7,390,000        $   4,938,000    $  13,234,000        $   6,760,000
                                                         =============        =============    =============        =============

     Weighted average common shares outstanding             22,302,477           16,583,323       22,112,282           16,572,547

     Weighted average shares of stock options
         under the treasury stock method                     1,135,606            2,763,585        1,195,675            2,768,784

     Weighted average shares issuable upon conversion
         of the Series A Preferred Stock                             0              236,336                0              236,336
                                                         -------------        -------------    -------------        -------------

     Weighted average common and dilutive
         potential common shares outstanding                23,438,083           19,583,244       23,307,957           19,577,667
                                                         =============        =============    =============        =============

     Net income per share (diluted)                      $        0.32        $        0.25    $        0.57        $        0.35
                                                         =============        =============    =============        =============
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